                           EXHIBIT 11 COMPUTATION OF PER SHARE EARNINGS

The computation of earnings per share for each period presented is as follows:

                                                           1996               1995               1994
                                                           ----               ----               ----
Net income.......................................        $12,670,771         11,465,430       10,709,341
Average weighted shares outstanding..............          5,030,772          5,015,504        4,967,202
Earnings per share...............................               2.52               2.28             2.16

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